AS FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION ON NOVEMBER 17, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INFOSONICS CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	3-0599368
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification No.)

5880 Pacific Center Blvd., San Diego, CA 92121

(Address of principal executive offices) (Zip code)

1998 Stock Option Plan
2003 Stock Option Plan

(Full titles of the plans)

Joseph Ram
Chief Executive Officer
InfoSonics Corporation
5880 Pacific Center Blvd.
San Diego, CA  92121

(Name and address of agent for service)

(858) 373-1600

(Telephone number, including area code, of agent for service)

Copy to:

Alan L. Talesnick

Patton Boggs LLP

1660 Lincoln Street, Suite 1900

Denver, Colorado 80264

(303) 830-1776

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.001 par value, issued under the 1998 Stock Option Plan	858,700	$1.70	(2)	$1,459,790	$171.82
Common stock, $.001 par value, issued under the 2003 Stock Option Plan	1,035,000	$7.20	(2)	$7,452,000	$877.10
Common stock, $0.001 par value, issuable under the 2003 Stock Option Plan	365,000	$9.27	(3)	$3,383,550	$398.24
Total	2,258,700				$1,447.16

(1)             The total number of shares issuable upon the exercise of options, the vesting of restricted awards and the granting, exercise or vesting of certain other awards pursuant to the InfoSonics 1998 Stock Option Plan and the InfoSonics 2003 Stock Option Plan and the total number of shares previously issued upon the exercise of options under these Plans. Pursuant to Rule 416(a), this Registration Statement also covers an indeterminate number of additional shares that may become issuable pursuant to the antidilution adjustment provisions of the Plans.

(2)             The amount shown is the highest exercise price per share for outstanding options.  For information concerning other estimated offering prices used to calculate the Amount of Registration Fee, see footnote (3) below.

(3)             The proposed maximum offering price per share is estimated solely for the purpose of computing the amount of the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act of 1933.  The proposed maximum offering price is based on the average of the high and low sale prices of $9.27 per share of the registrant’s common stock reported on the American Stock Exchange on November 15, 2005.

EXPLANATORY NOTE

This registration statement registers (i) the issuance of shares of common stock pursuant to the exercise of options under the 1998 Stock Option Plan and the 2003 Stock Option Plan and (ii) resales of securities that have been previously issued to selling security holders as of the date of this Form S-8.  The amount of securities to be offered or resold under the reoffer prospectus by each stockholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e).

This registration statement contains two parts.  The first part contains a reoffer prospectus prepared in accordance with Part I of Form S-3.  The second part contains information required in the registration statement under Part II of Form S-8.  The plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8.  This plan information, the statement of availability of registrant information and any other information required by Item 2 of Part I of Form S-8 will be sent or given to participants of the employee benefit plans as specified by Rule 428 under the Securities Act of 1933.

INFOSONICS CORPORATION

Common Stock

1,893,700 Shares

REOFFER PROSPECTUS

Selling stockholders of InfoSonics Corporation may from time to time offer and sell up to an aggregate of 1,893,700 shares of common stock to the public under this reoffer prospectus.  We will not receive any of the proceeds from the sale of the shares by the selling stockholders.  All sale proceeds will be received by the selling stockholders.  However, to the extent that a selling stockholder exercises options to purchase shares of common stock that are sold under the registration statement of which this reoffer prospectus is a part, we will receive the proceeds from the exercise of those options.

The selling stockholders may sell their shares at market prices prevailing at the time of transfer, prices related to the prevailing market prices or negotiated prices.  The selling stockholders are current or former officers and other employees, directors, consultants and advisors who have acquired or may acquire their shares of common stock through outstanding options issued under the 1998 Stock Option Plan and the 2003 Stock Option Plan.

Our common stock is listed on the American Stock Exchange under the symbol “IFO”.  On November 15, 2005, the closing sale price of our common stock was $9.46 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 2 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is November 17, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

RISK FACTORS

THE COMPANY

SELLING STOCKHOLDERS

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY STATEMENTS

You should rely only on the information in this reoffer prospectus or any supplement to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This document may be used only where it is legal to sell these securities.  You should assume that the information in this document is accurate only as of the date of this document.

Unless the context otherwise requires, references in this prospectus to the “Company”, “we”, “us” or “ours” refers to InfoSonics Corporation, a Maryland corporation.

PROSPECTUS SUMMARY

The following summary highlights information contained in this reoffer prospectus.  It may not be complete and may not contain all the information that you should consider before investing in the common stock. You should read this entire reoffer prospectus carefully, including the “Risk Factors” section.

The Company

We are one of the largest distributors of wireless handsets and accessories in the United States and Latin America. We distribute products of several key manufacturers, including Audiovox, Kyocera, LG, Motorola, Nokia, Samsung, VK Mobile, and others. As an integral part of our customers’ supply chain, we perform value added services and customization processes. Our distribution services include the purchasing, marketing, selling, software customization, warehousing, light assembly, programming, packing, shipping and delivery of handsets for wireless telecommunications from manufacturers to carriers (wireless network operators), agents, resellers, distributors, independent dealers and retailers in the United States and Latin America.

The Offering

The selling stockholders may sell a total of 1,893,700 shares of common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All sale proceeds will be received by the selling stockholders. However, to the extent that a selling stockholder exercises options to purchase shares of common stock that are sold under the registration statement of which this reoffer prospectus is a part, we will receive the proceeds from the exercise of those options.

Company Offices

We are incorporated under the laws of the State of Maryland. Our principal executive offices are located at 5880 Pacific Center Blvd., San Diego, California 92121, telephone number (858) 373-1600. Our Internet address is www.infosonics.com. Information contained on our website or that can be accessed through out website is not incorporated by reference in this reoffer prospectus. You should not consider information contained in or accessible through our website to be part of this reoffer prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Before purchasing our common stock, you should read this entire prospectus and consider the following factors concerning our company in addition to the other information in this reoffer prospectus.

Risk Related to Our Business

Our operating results may vary significantly, which may cause our stock price to fluctuate.

Our operating results are influenced by a number of factors, which may cause our revenue and operating results to fluctuate. These factors include:

•                                          promotions and subsidy by wireless network operators;

•                                          the timing of introduction of new products by our suppliers and competitors;

•                                          purchasing patterns of customers in different markets;

•                                          general economic conditions; and

•                                          product availability and pricing.

We buy a significant amount of our products from a limited number of suppliers, who may not provide us with competitive products at reasonable prices when we need them in the future.

We purchase wireless handsets and accessories principally from wireless communications equipment manufacturers and distributors. We depend on these suppliers to provide us with adequate inventories of currently popular brand name products on a timely basis and on favorable pricing and other terms. Our agreements with our principal suppliers are non-exclusive, can be terminated on short notice and provide for certain territorial restrictions, as is common in our industry. For the three months ended September 30, 2005 our top three suppliers accounted for 62%, 15% and 11% respectively of our purchases, compared to the three months ended September 30, 2004 during which our top two suppliers accounted for 42%, and 16% respectively of our purchases. Our suppliers may not offer us competitive products on favorable terms or with timely delivery. From time to time, we have been unable to obtain sufficient product supplies. Any failure or delay by our suppliers in supplying us with products on favorable terms may severely diminish our ability to obtain and deliver products to our customers on a timely and competitive basis. If we lose any of our principal suppliers, or if these suppliers are unable to fulfill our product needs, or if any principal supplier imposes substantial price increases and alternative sources of supply are not readily available, it would have a material adverse effect on our results of operations.

Our continuing liabilities on leases from our former mall-based retail kiosk locations could have a negative impact on earnings and cash flow.

Although we have assigned our six remaining retail leases to a third party and we have received indemnification from the third party, we also remain liable to the lessor, for the respective remaining lease terms of one to three years, if the third party does not fulfill its obligations under the leases. As of December 31, 2004 the total potential liability under these leases was $1,629,520 which is partially offset by a $95,044 escrow deposit held for the benefit of InfoSonics to the extent that the third party should default on any of the assigned leases.

The loss or reduction in orders from principal customers or a reduction in prices we are able to charge these customers will have a negative impact upon our revenues and could cause our stock price to decline.

Our three largest customers during the three months ended September 30, 2005 accounted for approximately 16%, 14% and 12% respectively, of our product sales. The markets we serve are subject to severe price competition. Additionally, our customers are not contractually obligated to purchase product from us. For these and other reasons such as competitive pricing and competitive pressures, customers may seek to obtain products or services from us at lower prices than we have been able to obtain from these customers in the past. This could occur, for example, in the case of a customer purchasing large quantities of a product from us, who then terminates this relationship because the customer can obtain a lower price by buying directly from the manufacturer. The loss of any of our principal customers, a reduction in the amount of product or services our principal customers order from us or the inability to maintain current terms, including price, with these or other customers could have an adverse effect on our financial condition, results of operations and liquidity. We have experienced losses of certain customers through industry consolidation and ordinary course of business and there can be no assurance that any of our customers will continue to purchase products or services from us or that their purchases will be at the same or greater levels than in prior periods.

Our future profitability depends on our ability to maintain existing margins and our ability to increase our sales, which we may not be able to do.

The gross margins that we realize on sales of wireless handsets could be reduced due to increased competition or a growing industry emphasis on cost containment. Therefore, our future profitability will depend on our ability to maintain our margins or to increase our sales to help offset potential future declines in margins. We may not be able to maintain existing margins for products or services offered by us or increase our sales. Our ability to generate sales is based upon demand for wireless telecommunications products and our having an adequate supply of these products. Even if our sales rates do increase, the gross margins that we receive from our sales may not be sufficient to make our future operations profitable or as profitable.

Our business depends on the continued tendency of wireless equipment manufacturers and network operators to outsource aspects of their business to us.

Our business depends in large part on wireless equipment manufacturers and network operators outsourcing some of their business functions to us. We provide functions such as distribution, inventory management, customized packaging, activation management and other services. Certain wireless equipment manufacturers and network operators have elected, and others may elect, to undertake these services internally. Additionally, our customer service levels, industry consolidation, competition, deregulation, technological changes or other factors could reduce the degree to which members of the wireless telecommunications industry rely on outsourced services such as the services we provide. Any significant change in the market for these services could have a material adverse effect on our current and planned business.

We may not be able to effectively compete in our industry if consolidation of wireless network operators continues.

The past several years have witnessed a consolidation within the wireless network operator community. If this trend continues, it could result in a reduction or elimination of promotional activities by the remaining wireless network operators as they seek to reduce their expenditures, which could, in turn, result in decreased demand for our products or services. Moreover, consolidation of wireless network operators reduces the number of potential contracts available to us. We could also lose business if wireless network operators, which currently are our customers, are acquired by other wireless network operators which are not our customers. Wireless operators may also change their policy regarding sales to their agents by independent distributors, such as requiring those agents to purchase products from the wireless operator or manufacturer, rather than from distributors such as InfoSonics. This type of requirement could have a material adverse effect on our business and results of operations.

Our sales and inventory risk may be materially affected by fluctuations in regional demand patterns and economic factors for which we cannot plan.

The demand for our products and services has fluctuated and may continue to vary substantially within the regions served by us. We believe the roll-out of third generation, or 3G, cellular telephone systems and other new technologies, which has been delayed and could further be delayed, has had and will continue to have an effect on overall subscriber growth and handset replacement demand. Economic slow-downs in regions served by us or changes in promotional programs offered by wireless network operators may lower consumer demand for our products and create higher levels of inventories which could decrease our gross and operating margins. We could face a substantial inventory risk due to depreciation and equipment price erosion if our products are not sold in a timely manner. We believe our operations were adversely affected by an economic slow-down in the United States starting in the fourth quarter of 2000. A prolonged economic slow-down in the United States or any other regions in which we have significant operations could negatively impact our results of operations and financial position.

We may not be able to adequately respond to rapid technological changes in the wireless telecommunications industry, which could cause us to lose customers.

The technology relating to wireless telecommunications equipment changes rapidly resulting in product obsolescence or short product life cycles. We are required to anticipate future technological changes in our industry and to continually identify, obtain and market new products in order to satisfy evolving industry and customer requirements. Competitors or manufacturers of wireless equipment may market products which have perceived or actual advantages over products that we handle or which otherwise render those products obsolete or less marketable. We have made and continue to make significant capital investments in accordance with evolving industry and customer requirements including maintaining levels of inventories of currently popular products that we believe are necessary based on current market conditions. This utilization of capital for inventory buildup of this nature increases our risk of loss due to product obsolescence.

Substantial defaults by our customers on accounts receivables could have a significant negative impact on our cash flow and financial condition.

We currently offer and intend to offer open account terms to certain of our customers, which may subject us to credit risks, particularly to the extent that our receivables represent sales to a limited number of customers or are concentrated in particular geographic markets. Although we have an accounts receivable insurance policy, this policy carries a substantial deductible and may not cover us in all instances. We also have an accounts receivable credit facility in order to reduce our working capital requirements. The extent of our ability to use our accounts receivable credit facility is dependent on the amount of and collection cycle of our accounts receivable. Adverse changes in our ability to use accounts receivable financing could have a material adverse effect on our financial position, cash flows and results of operations.

We rely on our suppliers to provide trade credit facilities to adequately fund our on-going operations and product purchases, and without those facilities, our ability to procure products could be reduced.

Our business is dependent on our ability to obtain adequate supplies of currently popular products on favorable pricing and other terms. Our ability to fund our product purchases is dependent on our principal suppliers providing favorable payment terms that allow us to maximize the efficiency of our capital usage. The payment terms we receive from our suppliers are dependent on several factors, including, but not limited to, our payment history with the supplier, the suppliers’ credit granting policies, contractual provisions, our overall credit rating as determined by various credit rating agencies, industry conditions, our recent operating results, financial position and cash flows and the supplier’s ability to obtain credit insurance on amounts that we owe them. Adverse changes in any of these factors, certain of which may not be wholly in our control, could have a material adverse effect on our operations.

Approximately 84% and 68% of our revenues during the three and nine months ended September 30, 2005, respectively, were generated outside of the United States in countries that may have political or other risks.

We engage in sales activities in territories and countries outside of the United States. The fact that we distribute products into a number of countries exposes us to increased credit risks, customs duties, import quotas and other trade restrictions, potentially greater inflationary pressures, and shipping delays. Changes may occur in social, political, regulatory and economic conditions or in laws and policies governing foreign trade and investment in the territories and countries where we currently distribute products. United States laws and regulations relating to investment and trade in foreign countries could also change to our detriment. Any of these factors could have a material adverse effect on our business and operations. Although we purchase and sell products and services in United States dollars and do not engage in exchange swaps, futures or options contracts or other hedging techniques, fluctuations in currency exchange rates could reduce demand for products sold in United States dollars. We cannot predict the effect that future exchange rate fluctuations will have on our operating results. We may in the future engage in currency hedging transactions, which could result in our incurring significant additional losses.

We rely on our information system technology to function efficiently, without interruptions, and if it does not, customer relationships could be harmed.

We have focused on the application of our information system technology to provide customized services to wireless communications equipment manufacturers and network operators. Our ability to meet our customers’ technical and performance requirements is highly dependent on the effective functioning of our information technology systems, which may experience interruptions. These business interruptions could cause us to fall below acceptable performance levels pursuant to our customers’ requirements and could result in the loss of the related business relationship.

We have outstanding indebtedness, which is secured by substantially all our assets and which could prevent us from borrowing additional funds, if needed.

We had outstanding debt in the amount of approximately $17.7 million at September 30, 2005 in the form of a bank line of credit which is based on accounts receivable. If we violate our loan covenants, default on our obligations or become subject to a change of control, our indebtedness would become immediately due and payable. Our credit facility is secured by substantially all of our assets and borrowing availability is based primarily on a percentage of eligible accounts receivable. Consequently, any significant decrease in eligible accounts receivable will limit our ability to borrow additional funds to adequately finance our operations and expansion strategies. The terms of our credit facility could substantially prohibit us from incurring additional indebtedness, which could limit our ability to expand our operations. The terms of our credit facility also include negative covenants that, among other things, limit our ability to sell certain assets and make certain payments, including but not limited to, dividends, repurchases of common stock and other payments outside the normal course of business as well as prohibiting us from merging or consolidating with another corporation or selling all or substantially all of our assets. This facility was replaced by a new facility in October 2005.  The new facilty expires October 2006.

The wireless telecommunications industry is intensely competitive and we may not be able to continue to compete against well-established competitors with greater financial and other resources.

We compete for sales of wireless telecommunications equipment and accessories, and expect that we will continue to compete, with numerous well-established wireless network operators, distributors and manufacturers, including our own suppliers. Many of our competitors possess greater financial and other resources than we do and may market similar products or services directly to our customers. Distribution of wireless telecommunications equipment and accessories has generally had low barriers to entry. As a result, additional competitors may choose to enter our industry in the future. The markets for wireless handsets and accessories are characterized by intense price competition and significant price erosion over the life of a product. Many of our competitors have the financial resources to withstand substantial price competition and to implement extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter into new markets or introduce new products. Our ability to continue to compete successfully will depend largely on our ability to maintain our current industry relationships. We may not be successful in anticipating and responding to competitive factors affecting our industry, including new or changing outsourcing requirements, the entry of additional well-capitalized competitors, new products which may be introduced, changes in consumer preferences, demographic trends, international, national, regional and local economic conditions and competitors’ discount pricing and promotion strategies. As wireless telecommunications markets mature and as we seek to enter into new markets and offer new products in the future, the competition that we face may change and grow more intense.

Our continued growth depends on retaining our current key employees and attracting additional qualified personnel, and we may not be able to continue to do so.

Our success depends in large part on the abilities and continued service of our executive officers and other key employees, particularly Joseph Ram, our Chief Executive Officer. Although we have entered into employment agreements with several of our officers and employees, including Mr. Ram, we may not be able to retain their services under applicable law. The loss of executive officers or other key personnel could have a material adverse effect on us. In addition, in order to support our continued growth, we will be required to effectively recruit, develop and retain additional qualified management. If we are unable to attract and retain additional necessary personnel, it could delay or hinder our plans for growth.

We rely on trade secret laws and agreements with our key employees and other third parties to protect our proprietary rights, and there is no assurance that these laws or agreements adequately protect our rights.

We rely on trade secret laws to protect our proprietary knowledge, particularly our database of customers and suppliers and business terms such as pricing. In general, we also have non-disclosure agreements with our key employees and limit access to and distribution of our trade secrets and other proprietary information. These measures may prove difficult to enforce and may not prove adequate to prevent misappropriation of our proprietary information.

We may become subject to suits alleging medical risks associated with our wireless handsets, and the cost of these suits could be substantial, and divert funds from our business.

Lawsuits or claims have been filed or made against manufacturers of wireless handsets over the past years alleging possible medical risks, including brain cancer, associated with the electromagnetic fields emitted by wireless communications handsets. There has been only limited relevant research in this area, and this research has not been conclusive as to what effects, if any, exposure to electromagnetic fields emitted by wireless handsets has on human cells. Substantially all of our revenues are derived, either directly or indirectly, from sales of wireless handsets. We may become subject to lawsuits filed by plaintiffs alleging various health risks from our products. If any future studies find possible health risks associated with the use of wireless handsets or if any damages claim against us is successful, it could have a material adverse effect on our business. Even an unsubstantiated perception that health risks exist could adversely affect our ability or the ability of our customers to market wireless handsets.

Risks Related To This Prospectus and Our Common Stock

Stockholders may be diluted as a result of future offerings or other financings.

We may need to raise additional capital through one or more future public offerings, private placements or other financings involving our securities. As a result of these financings, none of which is currently planned, ownership interests in our company may be greatly diluted.

Our common stock, and our stock price could be volatile and could decline, resulting in a substantial loss on your investment.

Prior to our initial public offering in June 2004, there was not a public market for our common stock. An active trading market for our common stock may never develop or be sustained, which could affect the ability of our stockholders to sell their shares and could depress the market price of their shares. The stock market in general and the market for telecommunications-related stocks in particular, has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their stock, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this ‘‘Risk Factors’’ section. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation against us could result in substantial costs and divert our management’s attention and resources.

Shares of common stock that are issuable pursuant to our stock option plans and our outstanding warrants, when issued, could result in dilution to existing stockholders and could cause the market price of our common stock to fall.

We have reserved shares of common stock that may be issuable pursuant to our stock option plans and our outstanding options outside those plans. These securities, when issued and outstanding, may reduce earnings per share under accounting principles generally accepted in the United States of America and, to the extent that they are exercised and shares of common stock are issued, dilute percentage ownership to existing stockholders which could have an adverse effect on the market price of our common stock.

The ability of our stockholders to control our policies or effect a change in control of our company is limited, which may not be in our stockholders’ best interests.

Some provisions of our charter and bylaws and the General Corporation Law of Maryland, where we are incorporated, may delay or prevent a change in control of our company or other transactions that could provide our common stockholders with a premium over the then-prevailing market price of our common stock or that might otherwise be in the best interests of our stockholders. These include the ability of our Board of Directors to authorize the issuance of preferred stock without stockholder approval, which preferred stock may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our stockholders. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. These provisions of Maryland law may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders.

If our two largest stockholders have strategic interests that are similar and that differ from those of our other stockholders, and if those two stockholders vote in the same manner, they may be able to cause results that the other stockholders do not believe to be beneficial to their interests.

Two of our stockholders, in the aggregate, beneficially own approximately 61.6% of our outstanding common stock. To the extent that these stockholders vote their shares similarly, they will be able to exercise control over many matters requiring approval by the board of directors or our stockholders. As a result, they would be able to:

•                                          control the composition of our board of directors;

•                                          control our management and policies;

•                        determine the outcome of significant corporate transactions, including changes in control that may be beneficial to stockholders; and

•                                          act in their mutual interests, which may conflict with, or be different from, the interests of other stockholders.

THE COMPANY

We are one of the largest distributors of wireless handsets and accessories in the United States and Latin America.  We distribute products of several key manufacturers, including Audiovox, Kyocera, LG, Motorola, Nokia, Samsung, VK Mobile, and others.  As an integral part of our customers supply chain, we perform value added services and customization processes.  Our distribution services include the purchasing, marketing, selling, software customization, warehousing, light assembly, programming, packing, shipping and delivery of handsets for wireless telecommunications from manufacturers to carriers (wireless network operators), agents, resellers, distributors, independent dealers and retailers in the United States and Latin America.

We operate distribution hubs in San Diego, California and Miami, Florida.  The San Diego facility primarily serves the needs of our West Coast and Midwest customers, and the Florida location services customers primarily on the East Coast and in Latin America.  Our distribution services include the purchasing, marketing, selling, software customization, warehousing, light assembly, programming, packing, shipping, and delivery of handsets for wireless telecommunications from leading manufacturers to carriers, agents, resellers, distributors, independent dealers and retailers in the United States and Latin America.  We have wholly owned subsidiaries in Latin America which conduct some of our business activities in their respective regions of Latin America.  These subsidiaries are included in our consolidated financial statements.  Our services are intended to provide value to wireless handset manufacturers and wireless network operators by allowing them to focus on their core businesses of manufacturing and service provision, respectively.

We continually review and evaluate wireless telecommunications products in determining our mix of offered products and seek to acquire distribution rights for products that we believe have the potential for significant market penetration.  Through the distribution of wireless telecommunications products, we attempt to assist manufacturers in achieving their business objectives of increasing unit sales volume and market share at the points of sale.

Our common stock is listed on the American Stock Exchange under the ticker symbol “IFO”.  On November 11, 2005, the last sale price was $9.59 per share of common stock.  Our corporate office is located at 5880 Pacific Center Blvd., San Diego, California 92121.  Our telephone number is (858) 373-1600.

SELLING STOCKHOLDERS

The following table sets forth the name and position of each selling stockholder who is a (i) director; (ii) executive officer or (iii) employee of the Company, the number of shares of common stock owned by each such person before the offering (including shares that may be acquired pursuant to the exercise of outstanding options), the number of shares of common stock to be offered by each such person, and, assuming the sale of all shares covered by this reoffer prospectus, the number of shares and the percentage of all outstanding shares owned by each such person after the offering.

Notwithstanding the foregoing, this table does not include information about any non-affiliated persons who hold less than the lesser of 1000 shares or 1% of the shares issuable under our 1998 Stock Option Plan or our 2003 Stock Option Plan.  These unnamed non-affiliated persons are grouped together at the end of this table may use this reoffer prospectus for reoffers and resales of common stock issuable upon exercise of outstanding options.

Name/Position	Number of Shares Of Common Stock Owned Before Offering		Number Of Shares Covered by Reoffer Prospectus(1)	Number Of Shares Owned After Offering	Percentage Of Outstanding Shares Owned After Offering

Joseph Ram Chief Executive Officer, President and Director	2,600,000	(2)	200,000	2,400,000	46.05%

Abraham Rosler Executive Vice President and Director	695,500	(3)	695,500	0	0%

Joseph Murgo Vice President of Sales and Marketing	76,000	(4)	76,000	0	0%

Jeffrey Klausner Chief Financial Officer	370,000	(5)	370,000	0	0%

Randall P. Marx Director	35,000	(6)	35,000	0	0%

Robert S. Picow Director	30,000	(7)	30,000	0	0%

Kirk A. Waldron Director	15,000	(8)	15,000	0	0%

John Althoff	65,000	(9)	65,000	0	0%

Janet Derosa	36,500	(9)	36,500	0	0%

Joshua Haims	25,000	(9)	25,000	0	0%

Maria Carmen Suarez	24,500	(9)	24,500	0	0%

Other Current Employees (excluding individuals listed above)	44,500	(9)	44,500	0	0%

Former Employees	276,700	(9)	276,700	0	0%

Total	4,293,700		1,893,700	2,400,000

(1)                                  The number of shares of common stock to be sold assumes that the selling stockholders elect to sell all the shares of common stock held by the selling stockholders that are covered by this reoffer prospectus.

(2)                                  Includes 540,000 shares of common stock owned by Ram Grantor Retained Annuity Trust, of which Mr. Ram is Trustee. Also includes currently exercisable options to purchase 200,000 shares.

(3)                                  Consists of 605,500 currently exercisable options held by the Abraham G. Rosler Family Trust dated July 30, 1999, of which Mr. Rosler is Trustee. Also includes currently exercisable options to purchase 90,000 shares.

(4)                                  This number includes options to purchase 55,000 shares which currently exercisable. Also includes options to purchase 21,000 shares, one-third of which vested on July 1, 2004. Thereafter 1/36th of the options become exercisable on the first day of each calendar month.

(5)                                  This number includes options to purchase 120,000 shares which are currently exercisable. Mr. Klausner owns options to purchase 250,000 shares, one-third of which vested on July 1, 2004. Thereafter, 1/36th  of the options become exercisable on the first day of each calendar month.

(6)                                 Mr. Marx holds options to purchase 20,000 shares, one-third of which became exercisable on December 31, 2004, and one-third of which become exercisable on each of December 31, 2005, and 2006 provided that  Mr. Marx continues to be a director on those dates. Also includes options to purchase 15,000 shares held by Mr. Marx which become exercisable on December 31, 2005.

(7)                                  Mr. Picow holds options to purchase 15,000 shares, one-third of which became exercisable on December 31, 2004, and one-third of which become exercisable on each of December 31, 2005, and 2006 provided that Mr. Picow continues to be a director on those dates. Also includes options to purchase 15,000 shares held by Mr. Picow which become exercisable on December 31, 2005.

(8)                                  Includes options to purchase 15,000 shares, which become exercisable on December 31, 2005.

(9)                                  Consists of shares underlying options granted pursuant to the Company’s 1998 and/or 2003 Stock Option Plans.

PLAN OF DISTRIBUTION

We are registering the sale or other transfer of 1,893,700 shares of our common stock on behalf of the selling stockholders.  We will bear all fees and expenses incident to the registration of these shares.  We will not receive any of the proceeds from the sale of these shares.

The selling stockholders, or their donees, pledgees, transferees or other successors in interest, may choose to sell their shares from time to time on any national securities exchange or quotation service, in the over-the-counter market or through the writing of options, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in privately negotiated transactions or through a combination of these methods.  In addition, the selling stockholders, or their donees, pledgees, transferees or other successors in interest, may choose one or more of the following alternatives:

•                  a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

•                  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this reoffer prospectus; and

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers.

The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume.  The selling stockholders also may sell shares short and deliver shares to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell the shares.

If the selling stockholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of shares from whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders and any broker-dealers who act in connection with the sale of their shares of our common stock under this reoffer prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of their shares of our common stock as principals might be deemed to be underwriting discounts and commissions under that act.  We have agreed to indemnify the selling stockholders and any such brokers against certain liabilities, including liabilities under the Securities Act of 1933 as underwriters or otherwise.

The selling stockholders and any other person participating in the distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under that act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the offered securities by the selling stockholders and any other relevant person.  Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular shares being distributed.  All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

LEGAL MATTERS

Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered under this reoffer prospectus.  Attorneys at Patton Boggs LLP beneficially own 22,000 shares of our common stock.

EXPERTS

The financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent accountants.  Those financial statements are set forth in their report included in the Annual Report and are incorporated by reference in this reoffer prospectus.  Those financial statements are incorporated by reference in reliance upon those reports and upon the authority of that firm as an expert in accounting and auditing.

SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION

Our articles of incorporation provide for indemnification of our officers or employees to the extent and under the circumstances described therein.  This indemnification would cover all expenses, liabilities and losses reasonably incurred in connection with their services for us or on our behalf.  Our articles of incorporation also provide for mandatory indemnification against expenses actually and reasonably incurred by our directors or officers in connection with an action, suit or proceeding brought by reason of their position as a director or officer to the extent they are successful, on the merits or otherwise, in defense of any claim, issue or matter.  In addition, our articles of incorporation eliminate the personal liability of each of our directors and officers to us or our stockholders or creditors for any damages as a result of any act or failure of that director or officer to act in his or her capacity as a director or officer unless it is proven that (a) the act or failure to act constituted a breach of the fiduciary duties of the director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted under our articles of incorporation or otherwise to our officers, directors or persons controlling us, we have been informed that, in the opinion of the Securities Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This reoffer prospectus is part of the registration statement on Form S-8 and does not contain all of the information included in the registration statement.  Whenever reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC in accordance with that act.  These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.  In addition, these materials filed electronically by us with the SEC are available at the SEC’s Internet site at http://www.sec.gov.  The SEC’s Internet site contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.  Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information by referring you to those documents.  The information incorporated by reference is an important part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede both this reoffer prospectus, as well as the information previously filed with the SEC.

We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•                  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, respectively;

•                  Our Current Reports on Form 8-K filed with the SEC on each of August 11, 2004, September 10, 2004, October 19, 2004, November 3, 2004, November 22, 2004, January 25, 2005, February 1, 2005, April 22, 2005, August 11, 2005, August 19, 2005, August 25, 2005; October 5, 2005 and October 13, 2005;

•                  Our Proxy Statement dated July 11, 2005 concerning our Annual Meeting of Stockholders held on August 5, 2005;

•                  Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this reoffer prospectus and prior to the termination of the offering made under this reoffer prospectus; and

•                  The description of our common stock contained in our Form S-1 (File No. 333-112339) filed with the SEC on January 30, 2004 and as subsequently amended on each of March 26, 2004, April 16, 2004, May 10, 2004, May 13, 2004, May 19, 2004 and May 20, 2004.

We will provide without charge to each person to whom a copy of this reoffer prospectus has been delivered, upon written or oral request of such person, a copy of each document incorporated in this reoffer prospectus by reference.  Requests for copies should be directed to Jeffrey Klausner, Chief Financial Officer, InfoSonics Corporation, 5880 Pacific Center Blvd., San Diego, California 92121, telephone (858) 373-1600).

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
AND CAUTIONARY STATEMENTS

This reoffer prospectus and the documents incorporated into this prospectus by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical fact included in or incorporated into this reoffer prospectus regarding our financial position, business strategy, plans and objectives of our management for future operations and capital expenditures are forward-looking statements.  Although we believe that the expectations reflected in those forward-looking statements are reasonable, we cannot be sure that these expectations will prove to be correct.

Additional statements concerning important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”) are disclosed in this reoffer prospectus, including the “Risk Factors” section, and in the documents incorporated into this reoffer prospectus.  All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this reoffer prospectus are expressly qualified in their entirety by the Cautionary Statements.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) through (f) below are incorporated by reference in this reoffer prospectus.  All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of the filing of such documents.

(a)          Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)         Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, respectively;

(c)          Our Current Reports on Form 8-K filed with the SEC on each of August 11, 2004, September 10, 2004, October 19, 2004, November 3, 2004, November 22, 2004, January 25, 2005, February 1, 2005, April 22, 2005, August 11, 2005, August 19, 2005,August 25, 2005; October 5, 2005 and October 13, 2005;

(d)         Our Proxy Statement dated July 11, 2005 concerning our Annual Meeting of Stockholders held on August 5, 2005;

(e)          Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this reoffer prospectus and prior to the termination of the offering made under this reoffer prospectus; and

(f)            The description of our common stock contained in our Form S-1 (File No. 333-112339) filed with the SEC on January 30, 2004 and as subsequently amended on each of March 26, 2004, April 16, 2004, May 10, 2004, May 13, 2004, May 19, 2004 and May 20, 2004.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

The financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent accountants.  Those financial statements are set forth in their report included in the Annual Report and are incorporated by reference in this reoffer prospectus.  Those financial statements are incorporated by reference in reliance upon those reports and upon the authority of that firm as an expert in accounting and auditing.  Singer Lewak Greenbaum & Goldstein LLP does not have any ownership interest in us.

Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered under this reoffer prospectus.  Attorneys at Patton Boggs LLP beneficially own 22,000 shares of our common stock.

Item 6.  Indemnification of Officers and Directors.

The General Corporation Law of the State of Maryland allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

•                  the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the person actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•                  by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the board of directors designated to act in the matter;

•                  by special legal counsel selected by the board or board committee by the vote set forth above, or, if such vote cannot be obtained, by a majority of the entire board; or

•                  by the stockholders.

If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.

A Maryland corporation may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. A Maryland corporation is required to indemnify the reasonable expenses of any director who has been successful, on the merits or otherwise, in defense of a proceeding. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any charter, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

Our Articles of Incorporation provide that we shall indemnify each director or officer:

•                  to the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan; and

•                  to the fullest extent permitted by the common law and by any statutory provision other than the General Corporation Law of the State of Maryland in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

Additionally, our Articles of Incorporation provide that we may indemnify any of our employees or agents to the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time our employee or agent, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

Reasonable expenses incurred in defending any action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the corporation if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

In addition to the general indemnification described above, Maryland law permits corporations to include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders for the following:

•                  to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received; or

•                  to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We have adopted, in our charter, a provision that eliminates and limits the personal liability of each of our directors and officers to the full extent permitted by the laws of the State of Maryland.

Item 7.  Exemption From Registration Claimed.

The shares to be offered and sold under the reoffer prospectus were initially issued by us in transactions deemed exempt from registration under the Securities Act of 1933 in reliance on either Rule 701 promulgated under that act as offers and sales of securities pursuant to an employee benefit plan or contract relating to compensation, Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering, or Rule 504, 505 or 506 under Regulation D of that act.

Item 8.  Exhibits.

4.1	1998 Stock Option Plan (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-112339) on May 20, 2004).

4.2	2003 Stock Option Plan (filed as Exhibit 4.3 to the Registrant’s Registrant Statement on Form S-1 (File No. 112339) on May 20, 2004).

5.1*	Opinion of Patton Boggs LLP concerning the legality of the securities being registered.

23.1*	Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1).

23.2*	Consent of Singer Lewak Greenbaum & Goldstein LLP.

24.1*	Power of Attorney (included in Part II of this Registration Statement under the caption “Signatures”).

* Filed herewith.

Item 9.  Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference to the registration statement.

2.                                       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 17th day of November, 2005.

INFOSONICS CORPORATION

By:	/s/ Joseph Ram
Joseph Ram, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Joseph Ram, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their names and hereby ratify all that said attorney-in-fact or his substitutes may do by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Ram	Chief Executive Officer (Principal	November 17, 2005
Joseph Ram	Executive Officer) and Director

/s/ Randall P. Marx	Director	November 17, 2005
Randall P. Marx

/s/ Robert S. Picow	Director	November 17, 2005
Robert S. Picow

/s/ Kirk A. Waldron	Director	November 17, 2005
Kirk A. Waldron

/s/ Abraham Rosler	Director	November 17, 2005
Abraham Rosler

/s/ Jeffrey Klausner	Chief Financial Officer (Principal Financial	November 17, 2005
Jeffrey Klausner	and Accounting Officer)

Exhibit Index

4.1	1998 Stock Option Plan (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-112339) on May 20, 2004).

4.2	2003 Stock Option Plan (filed as Exhibit 4.3 to the Registrant’s Registrant Statement on Form S-1 (File No. 112339) on May 20, 2004).

5.1*	Opinion of Patton Boggs LLP concerning the legality of the securities being registered.

23.1*	Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1).

23.2*	Consent of Singer Lewak Greenbaum & Goldstein LLP.

24.1*	Power of Attorney (included in Part II of this Registration Statement under the caption “Signatures”).

* Filed herewith.